Exhibit 4.6

FORM OF

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

[                         ]

HULL NO. [                         ]

BETWEEN

[                         ]

(AS BUYER)

AND

HYUNDAI MIPO DOCKYARD CO., LTD.

(AS BUILDER)

i

SHIPBUILDING CONTRACT

THIS CONTRACT, made on this [                  ] by and between [                  ], a corporation incorporated and existing under the laws of [                  ] with its principal office at [                  ] (hereinafter called the “BUYER”), the party of the first part and HYUNDAI MIPO DOCKYARD CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 1381, Bangeo-Doug, Dong-Ku, Ulsan, Korea (hereinafter called the “BUILDER”), the party of the second part,

WITNESSETH:

In consideration of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one [                  ] as described in Article I hereof (hereinafter called the “VESSEL”) at the BUILDER’s shipyard in Ulsan, Korea (hereinafter called the “SHIPYARD”) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth:

ARTICLE I: DESCRIPTION AND CLASS

1.     DESCRIPTION

The VESSEL shall have The BUILDER’s Hull No. [                  ] and shall be designed, constructed, equipped and completed in accordance with the BUILDER’s standard practice current as of the date of this CONTRACT and the specifications No. [                 ] dated [                 ] and the general arrangement plan No. [                  ] dated [                  ] along with the Attachments, endorsed on [                 ] : (a) Owners inspection scheme [                 ] (b) Coating specification for cargo and slop tank for [                 ] (c) Builders reply to Owner’s comments for [                 ]. (d) Makers list (e) Appendix I containing index of Applicable EXXON MOBIL safety criteria, Edition 2002 attached thereto (hereinafter called respectively the “SPECIFICATIONS” and the “PLAN”) signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

2.     BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a) The basic dimensions and principal particulars of the VESSEL shall be:

Length, overall

Length, between perdediculars

Breadth, moulded

Depth to Upper Deck, moulded

Design draft, moulded, in seawater of specific gravity of 1.025

Scantling draft, moulded, in seawater of specific gravity of 1.025

Deadweight on the above moulded scantling draft of 10.5 M

Main propelling machinery:

Service speed at 9.0 meters design draft at the condition of clean bottom and in calm and deep sea with main engine developing a NCR of 9,890

B.H.P. with fifteen percent (15%)sea margin

Fuel consumption of the main engine applying I.S.O. reference conditions to the result of official shop test at a MCR of 11,640 B.H.P. using marine diesel oil having lower calorific value of 10,200 Kcal per Kg.

The details of the above particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

(b)     The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER which the BUYER shall not withhold unreasonably in the absence of detrimental effect on the BUYER.

3.     CLASSIFICATION, RULES AND REGULATIONS

(a)     The VESSEL including its machinery, equipment and outfittings shall be built in compliance with the rules and regulations of Lloyd Register of Shipping (hereinafter called the “CLASSIFICATION SOCIETY”) current as of the date of this CONTRACT, to be classed and registered as +100A1, Double Hull Oil/Chemical tanker ESP, Ship Type 3, +LMC, UMS, EP(V), COW, IGS, SPM, LI, PCWBT, SHIPRIGHT(SDA, FDA, CM), SCM, IWS.

The Vessel shall also comply with the rules, regulations and requirements of other regulatory bodies as described in the SPECIFICATIONS.

All major plans, materials and workmanship to the extent required shall be subject to inspection and rest by the CLASSIFICATION SOCIETY and other regulatory bodies as described in the SPECIFICATIONS and the BUILDER shall ensure that all classification and other regulatory inspections take place in good time and with satisfactory results.

(b)     The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative (s) to the VESSEL during construction.

All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)     The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER provided that in the case of dispute that decision is of the Head office of the CLASSIFICATION SOCIETY.

4    . SUBCONTRACTORS AND SUPPLIES

The BUILDER shall have the right to subcontract part of the construction work thereof (but shall give prior prompt written notice to the BUYER of any such subcontracting) in accordance with the SPECIFICATIONS and PLAN, provided always however that the construction of (a) the main hull structure and assembly of the VESSEL must be carried out at the SHIPYARD by the BUILDER and (b) the accommodation of the deck house, the bulbous bow, the stern frame and parts of the lower stools shall take place in Korea. The BUILDER shall not use for the construction of the VESSEL steel made in China. In any event the BUILDER shall remain fully responsible for any part of the VESSEL and the construction work subcontracted in accordance with this CONTRACT and/or the SPECIFICATIONS and PLAN.

No sub-contract shall bind or purport to bind the BUYER.

All sub-contractors howsoever employed or engaged are hereby declared and agreed to be sub-contractors employed or engaged by the BUILDER and the BUILDER agrees that it is and shall remain fully responsible for and liable in respect of any sub-contractors and/or their acts or omissions and, without prejudice to the generality of the foregoing, the BUILDER shall ensure control over supervision and scheduling of the all work related to this VESSEL done by sub-contractors.

The BUILDER hereby agrees that if any of its employees, servants or agents or those of the sub-contractors appointed pursuant to this CONTRACT shall, in the reasonable opinion of the BUYER’S REPRESENTATIVE, not be carrying out properly their duties and responsibilities under or pursuant to the tests of this CONTRACT, the BUYER shall be entitled (by giving written notice to the BUILDER) to draw the same to the attention of the BUILDER and, if the BUYER considers it necessary, to request the BUILDER to replace such person(s) if the same are its own employees, servants or agents, or to use its best endeavors to replace such person(s) if employees, servants or agents of a Sub-Contractor. The BUILDER shall investigate any such request, and if found justified take appropriate action. Any such replacement shall be within such a time scale so as to ensure that the BUILDER continues to carry out all of its duties and obligations under or pursuant to this CONTRACT.

The BUYER will not contract directly with the suppliers in respect of items or materials in the Makers List.

5.     NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of [                 ] at the time of its delivery and acceptance hereunder.

ARTICLE II: CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be [ ] (hereinafter called the “CONTRACT PRICE”) which shall be paid plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION

SOCIETY and/or regulatory bodies as referred to in Article I clause 3 and shall not include the cost of the BUYER’s supplies as stipulated in Article XIII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

ARTICLE III: ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.     DELAYED DELIVERY

(a)     No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o’clock midnight Korean Standard Time on the thirtieth (30th) day of delay] beyond the delivery date calculated as provided in Article VII.1 hereof. (hereinafter called the “Delivery Date”).

(b)     If delivery of the VESSEL is delayed more than thirty (30) days beyond the Delivery Date, then, beginning at midnight of the thirtieth (30th) day after the Delivery Date, the CONTRACT PRICE of the VESSEL shall be reduced by [                 ] for each full day of delay. However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover the delay of one hundred and fifty (150) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)     But, if the delay in delivery of the VESSEL continues for a period of more than one hundred and eighty (180) days beyond the Delivery Date then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation by letter or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER and the BUILDER, upon receipt of such notice shall promptly refund to the BUYER, by telegraphic transfer, in U.S.Dollars, all the installments of the CONTRACT PRICE paid by the BUYER together with interest as provided in paragraph 5 of Article X hereof and BUYER’s Supplies delivered to the BUILDER. The transfer and such other bank charges of such refund shall be for the Builder’s account. The aforementioned refund by the BUILDER to the BUYER shall forthwith discharge all obligations duties and liabilities of each of the parties to the other under this CONTRACT.

(d)     For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this

CONTRACT, is delivered beyond the date upon which delivery would then be due under the terms of this CONTRACT.

2.     INSUFFICIENT SPEED

(a)     The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article VI hereof, is less than the speed required under the terms of this CONTRACT and the SPECIFICATIONS (the “Guaranteed Speed”) provided such deficiency in actual speed is not more than three-tenths (3/10) of a knot below the Guaranteed Speed.

(b)     However, as for the deficiency of more than three-tenths (3/10) of a knot in actual speed below the Guaranteed Speed, the CONTRACT PRICE shall be reduced by [               ] for each one-tenth (1/10) of a knot in excess of the said three-tenths (3/10) of a knot of deficiency in speed (fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of seven-tenths (7/10) of a knot below the Guaranteed Speed at the rate of reduction as specified above.

(c)     If the deficiency in actual speed of the VESSEL is more than seven-tenths (7/10) of a knot below the Guaranteed Speed, then the BUYER, at its option, may, subject to the Builder’s right to effect alterations or corrections as provided in Article VI hereof, cancel thus CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for seven-tenths (7/10) of a knot of deficiency only.

3.     EXCESSIVE FUEL CONSUMPTION

(a)     The CONTRACT PRICE shall not be affected or changed by reason of the fuel consumption of the VESSEL’s mans engine, as determined by the engine manufacturer’s shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL’s main engine required under the terms of this CONTRACT and the SPECIFICATIONS (the “Guaranteed Fuel Consumption”), if such excess is not more than five per cent (5%) over the Guaranteed Fuel Consumption.

(b)     However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the Guaranteed Fuel Consumption, the CONTRACT PRICE shall be reduced by [                 ] for each one per cent (1%) excess in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption, (fractions of less than one per cent (1%) shall be regarded as a full one percent (1%)). However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the excess of ten percent (10%) over the Guaranteed Fuel Consumption at the rate of reduction as specified above.

(c)     If such actual fuel consumption exceeds the Guaranteed Fuel Consumption by more than ten per cent (10%), the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI hereof, cancel this

CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided, for the ten per cent (10%) increase only.

4.     DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)     The CONTRACT PRICE shall not be affected or changed, if the actual deadweight tonnage of the VESSEL is less than 370 metric tons, below the deadweight tonnage of 37,000 metric tons on the moulded scantling draft of 10.5 meters required by this CONTRACT and the SPECIFICATIONS (the “Guaranteed Deadweight”).

(b)     In the event that the deficiency in the actual deadweight tonnage of the VESSEL is 370 metric tons or more below the Guaranteed Deadweight, then the CONTRACT PRICE of the VESSEL shall be reduced by the amount of [ ] for each full one (1) metric ton of deficiency in deadweight in excess of 370 metric tons.

(c)     However, unless the parties agree otherwise, the total amount of deduction from the CONTRACT PRICE shall not exceed the amount due to cover a deficiency of 740 metric tons below the Guaranteed Deadweight.

(d)     In the event that there should be a deficiency in the VESSEL’s actual deadweight tonnage of more than 740 metric tons below the Guaranteed Deadweight, the BUYER, at its option, may, subject to the BUILDER’s right to effect alterations or corrections as specified in Article VI hereof, rescind this CONTRACT in accordance with the provisions of Article X (Rejection and Rescission by the Buyer) of this CONTRACT or may accept the VESSEL at a reduction in the CONTRACT PRICE as provided for above.

5.     METHOD OF ADJUSTMENT OF CONTRACT PRICE

All adjustment of Contract Price provided in this Article shall be balanced by adjustment of the fifth installment of the CONTRACT PRICE due upon delivery of the VESSEL.

6.     EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages.

ARTICLE IV: INSPECTION AND APPROVAL

1.     APPOINTMENT OF BUYER’S REPRESENTATIVE

The BUYER shall timely despatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (each such representative or, as the context requires, all such representatives, being hereinafter called the “BUYER’S REPRESENTATIVE”), who shall be duly accredited in writing by the BUYER to attend inspections and tests relating to, and to supervise the construction of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER’S REPRESENTATIVE’s authority, secure the approval from the BUYER’S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER’S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER’S REPRESENTATIVE. The BUYER may appoint such other persons as the BUYER shall reasonably determine to be additional BUYER’S REPRESENTATIVE for the purpose of witnessing the trial run of the VESSEL pursuant to Article VI.

2. The BUILDER shall keep the BUYER’S REPRESENTATIVE well informed of the schedule of tests and inspections both inside the shipyard and with respect to sub-contractors works to ensure that the BUYER’S REPRESENTATIVE is able to attend to such matters.

3. AUTHORITY OF THE BUYER’S REPRESENTATIVE

The BUYER’S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUYER’S REPRESENTATIVE shall to the extent, and within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER promptly on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating with the BUILDER in the construction process of the VESSEL within the limits of the BUYER’S REPRESENTATIVE’s authority.

The decision, approval or written advice of the BUYER’S REPRESENTATIVE within such limits shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked or modified except with consent of the BUILDER. The BUYER’S REPRESENTATIVE shall notify the BUILDER promptly in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as he may deem necessary.

However, if the BUYER’S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER’S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER’S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

If the BUILDER has good cause to object to the manner in which the BUYER’S REPRESENTATIVE is carrying on his duties, the BUILDER may give notice to the BUYER of such objection and the BUYER will investigate the same and if found satisfied will either procure that the BUYER’S REPRESENTATIVE carries out his duties in conformity to this CONTRACT, or will replace the BUYER’S REPRESENTATIVE.

No act or omission of the BUYER’S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY) or relieve the BUILDER of his obligation in every respect to comply with this CONTRACT and with all the requirements that the CLASSIFICATION SOCIETY and/or other regulatory bodies may impose by virtue of the rules and regulations mentioned in Article I of this CONTRACT before delivery of the VESSEL.

The BUILDER shall comply with any demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER’S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the BUYER’S REPRESENTATIVE of the names of the persons who are from time to time authorized by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER’s reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER’S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER’S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may, with the agreement of the other party, seek an opinion of the Head office of the CLASSIFICATION SOCIETY or failing such agreement, request an arbitration in accordance with the provisions of Article XIV hereof. The Head Office of the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists. If the Head Office of the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, and the BUYER so agrees, (such agreement not to be unreasonably withheld or delayed), the BUILDER shall make fair and reasonable adjustment of the CONTRACT PRICE in lieu of such alterations and changes.

If the Head Office of the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

4. APPROVAL OF DRAWINGS

(a) The BUILDER will submit to the BUYER as soon as possible after signing this CONTRACT a list of drawings and plans for approval by the BUYER and schedule for their production and approval (“the Drawings Schedule”).

(b) The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XX hereof. The BUYER shall, within twenty eight (28) days after receipt thereof despatch to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(c) When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, and the BUYER so agrees (such agreement not to be unreasonably withheld of delayed), the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

(d) The BUYER’S REPRESENTATIVE shall, within ten (10) days after receipt thereof, despatch to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER’S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purpose of this CONTRACT.

(e) In the event that the BUYER or the BUYER’S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER’S REPRESENTATIVE in accordance with this Article do not meet with the BUYER’S or the BUYER’S REPRESENTATIVE’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIV hereof.

If the BUYER’s comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall notify the BUYER to such effect and if the BUYER does not respond within three (3) days then the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

5. SALARIES AND EXPENSES

All salaries and expenses of the BUYER’S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER’s account.

6. RESPONSIBILITY OF THE BUILDER

(a) The BUILDER shall provide the BUYER’S REPRESENTATIVE and his assistants free of charge with suitably furnished office space or in the immediate vicinity of, the

SHIPYARD together with three (3) independent telephone lines as may be necessary to enable the BUYER’S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the photocopy, telephone, telex or facsimile facilities used by the BUYER’S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its, or their, working hours, until delivery of the VESSEL, shall arrange for the BUYER’S REPRESENTATIVE and his assistants to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security), where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of sub-contractors. The BUILDER shall give to the BUYER’S REPRESENTATIVE assistance in respect of accommodation and transport, but always at BUYER’s cost.

The BUYER’S REPRESENTATIVE and his assistants or employees shall observe the work’s rules and regulations prevailing at the BUILDER’s and its sub-contractor’s premises and shall coordinate with the BUILDER for the proper implementation of the agreed CONTRACT and SPECIFICATIONS.

The BUILDER shall promptly provide to the BUYER’S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b) The BUYER’S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER The BUILDER shall not be liable to the BUYER or the BUYER’S REPRESENTATIVE or to his assistants or to the BUYER’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the negligence of the BUILDER, its sub-contractors, or its, or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of, property of the BUYER or of the BUYER’S REPRESENTATIVE or his assistants or the BUYER’s employees or agents, unless such damages, loss or destruction is caused by the negligence of the BUILDER, its sub-contractors, or its or their employees or agents.

(c) Liability of the BUYER’S REPRESENTATIVES:

Neither the BUYER nor the BUYER’S REPRESENTATIVE shall be under any liability whatsoever for personal injuries, including death, to the BUILDER or its sub-contractors or their respective employees servants or agents during the time the BUYER or the BUYER’S REPRESENTATIVE are on the VESSEL, within the premises of the BUILDER or its subcontractors, or otherwise engaged in and about the construction of the VESSEL, unless however, such personal injuries, including death, are caused by the negligence of the BUYER’S

REPRESENTATIVE. Nor shall the BUYER or the BUYER’S REPRESENTATIVE be under any liability whatsoever for damage to, or loss or destruction to the property of the BUILDER or its sub-contractors in Korea or elsewhere unless such damage loss or destruction is caused by the negligence of the BUYER’S REPRESENTATIVE.

ARTICLE V: MODIFICATIONS, CHANGES AND EXTRAS

1. HOW EFFECTED

Minor modifications or changes, including LRS ICE CLASS 1D and canceling certain of the extra items earlier agreed, to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be trade at any time thereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT, reasonably required as a result of such modification or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within ten (10) days of the BUILDER’S notification of the same to the BUYER, or, if, compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change(s) and modification(s) shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters, telexes or facsimiles manifesting the agreement.

The letters, telexes, and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2. SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT for the construction of the VESSEL cannot be procured in time to meet the BUILDER’s construction schedule for the VESSEL, or are in short supply or are unreasonably high in price compared with the prevailing international market price, the BUILDER may supply, subject to the BUYER’s prior written approval, other materials which are equally good and capable of meeting the requirements of the CLASSIFICATION SOCIETY and of the rules, regulations, requirements and recommendations with which the construction of the VESSEL must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in paragraph I of this Article.

3. CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorized to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within ten (10) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree upon:

(i) any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance

(ii) any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance

(iii) any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity

(iv) adjustment of the speed requirements if such compliance results in any increase or reduction in the speed and

(v) any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER’s delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT. Such agreement on the matters set out above shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

ARTICLE VI: TRIALS AND COMPLETION

1. NOTICE

The BUILDER shall give the BUYER notice in writing or by cable, telex or facsimile, at least fourteen (14) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER five (5) days in advance of the trial run by telex, cable or facsimile.

The BUYER’S REPRESENTATIVE shall be present at such place on the date specified in such notice. Should the BUYER’S REPRESENTATIVE fail to be present after the BUILDER’S due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY, only, without the BUYER’S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER, accompanied by results of the trials and countersigned by the CLASSIFICATION SOCIETY stating the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects, provided the BUILDER first makes such corrections and alterations promptly.

2. WEATHER CONDITIONS

In the event of unfavorable weather (exceeding Beaufort Scale 5) on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavorable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing, on the basis of such trial run so far made, prior to such change in weather conditions. Any delay of the trial run caused by such unfavorable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavorable weather conditions.

3. HOW CONDUCTED

All expenses in connection with the trials of the VESSEL, are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfillment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER’s judgement. The BUILDER shall have the right to repeat any trial whatsoever as it deems necessary.

4. CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials, as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier’s name for lubricating oil and greases before the work commencement of the VESSEL, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trials runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER’s purchase price for such supply in Korea and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the vessel for the consumed quantity of any lubricating oil and greases which were furnished and paid for, by the BUYER at the BUYER’s purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.	ACCEPTANCE OR REJECTION

Upon completion of sea trials, the BUILDER shall analyze the results of the sea trials, and if found to be in accordance with this CONTRACT and the SPECIFICATIONS, give the BUYER notice in writing or by telefax (a) of successful completion of the sea trials run accompanied by copies of the results and records of all tests carried out and (b) of conformity of the VESSEL with the requirements of this CONTRACT and the SPECIFICATIONS.

Within three (3) days after receipt of such notice, the BUYER shall notify the BUILDER in writing or by telefax, of its acceptance or rejection of the VESSEL on the basis of its conformity with the requirements of this CONTRACT and the SPECIFICATIONS.

Should it develop, on or before the sea trials, that the VESSEL or any part or equipment thereof does not conform to the requirements of this CONTRACT and/or the SPECIFICATIONS, the BUILDER shall promptly take necessary steps to correct such non-conformity.

Upon completing of correction of such non-conformity, the BUILDER shall promptly perform such further trials, or other test of the VESSEL, or the part or equipment thereof concerned, as may be deemed necessary to prove the VESSEL’s compliance with the requirements of this CONTRACT and the SPECIFICATIONS, and if found to be satisfactory, give to the BUYER notice by telefax of such correction, and, as appropriate, successful completion accompanied by copies of such results and tests, and the BUYER shall, within three (3) days after receipt of such notice, advise the BUILDER in writing by telefax, of its acceptance or rejection of the VESSEL.

Any notice of rejection of the VESSEL shall state the reasons why the VESSEL fails to conform with the requirements of this CONTRACT and the SPECIFICATIONS. If the

BUILDER agrees to the BUYER’S reasons why the VESSEL fails to conform with the requirements of this CONTRACT and the SPECIFICATIONS, the process of performing necessary corrections by the BUILDER and advising of the acceptance or rejection of the VESSEL by the BUYER as aforesaid may be repeated, subject to the provision of the Article III.1(c) hereof.

If the BUILDER does not agree to the rejection by the BUYER of the VESSEL or any part or equipment thereof, the BUILDER shall so advise the BUYER promptly, in which case either the BUYER or the BUILDER may submit any dispute as to the conformity thereof with the requirements of this CONTRACT and the SPECIFICATIONS to arbitration under Article XIV hereof.

The BUYER shall not unreasonably reject the VESSEL because of minor noaconformities or defects not affecting the class or seaworthiness of the VESSEL, and which do not adversely affect the trading of the VESSEL, provided that such non-conformities or defects will be corrected by the BUILDER following delivery of the VESSEL.

6.	EFFECT OF ACCEPTANCE

The BUYER’S written, telexed, cabled or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding in so far as conformity of the VESSEL with the SPECIFICATIONS is concerned, and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected satisfactorily.

If the BUYER fails to notify the BUILDER in writing by telefax of its acceptance or rejection of the VESSEL, together with the reason therefore within the period as provided hereinabove, the BUYER shall be deemed to have accepted the VESSEL.

ARTICLE VII: DELIVERY

1.	TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat on/or before [            ] (hereinafter called the “DELIVERY DATE”), after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI. Except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permits extensions of the time for delivery of the VESSEL, the afore-mentioned DELIVERY DATE shall be extended accordingly.

The BUILDER shall have the option to advance the DELIVERY DATE of the VESSEL in accordance with the berth situation of the BUILDER within two (2) months after signing of this CONTRACT.

2.	WHEN AND HOW EFFECTED

Provided that the BUYER shall, concurrently with delivery of the VESSEL, release to the BUILDER the fifth installment as set forth in Article X.2 hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE, acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the patties hereto.

3.	DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a) PROTOCOL OF TRIALS (including results of Main Engine Shop Trials) of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS.

(b) PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS.

(c) PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI.4 hereof.

(d) DRAWINGS, PLANS and MANUALS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost.

(e) ALL CERTIFICATES required to be famished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including but not limited to:

(i) Classification Certificate

(ii) Safety Construction Certificate

(iii) Safety Equipment Certificate

(iv) Safety Radio Certificate

(v) International Loadline Certificate

(vi) International Tonnage Certificate

(vii) BUILDER’s Certificate, duly notarially attested

(viii) De-ratting Exemption Certificate

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall, if this can be done without affecting the VESSEL’s trading, be accepted by the BUYER, provided that the BUILDER shall furnish the BUYER with formal certificates as promptly as possible, after such formal certificates have been issued.

(f) BILL OF SALE transferring title to the VESSEL free of all liens, claims, mortgages and other encumbrances whatsoever.

(g) DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, mortgages or other encumbrances upon the BUYER’s title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT.

(h) Commercial Invoice.

4.	TENDER OF THE VESSEL

If the BUYER for reasons not attributable to the BUILDER, fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, the BUILDER shall have the right to tender delivery of the VESSEL, by notice in writing to the BUYER after compliance with all procedural requirements as provided above.

5.	TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related to this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy as provided in Article V1.5 if any. It being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or foreign, and whether at war or at peace. The title to the BUYER’s supplies as provided in Article XIII shall remain with the BUYER and the BUILDER’s responsibility for such BUYERS’s supplies shall be as described in Article XIII.2.

6.	REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and unless work is still being carried out by the BUILDER on the VESSEL (i.e. non-conformities) shall remove the VESSEL from the SHIPYARD within three (3) days after delivery thereof is effected. Port dues and other similar charges after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER, save insofar as they relate to the time the VESSEL remains at the shipyard after delivery, for the purpose of correcting defects or non conformities as provided by Article VI.5.

ARTICLE VIII: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.	CAUSES OF DELAY

If at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed by any of the following events, namely war, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forging or castings, or delays or defects in the BUYER’S supplies as stipulated in Article XIII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the BUILDER or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER’S other commitments resulting from any such causes as described in this Article which in turn delay the construction of the VESSEL or the BUILDER’s performance under the CONTRACT, or delays caused by the CLASSIFICATION SOCIETY or the BUYER’s faulty action or omission, or other causes beyond the control of the BUILDER, or its sub-contractors as the case may be, or for any other causes which, under the terms of this CONTRACT, authorize and permit extension of the time for delivery of the VESSEL, then in the event of delays due to the happening of any of the aforementioned contingencies, then and in any such case, PROVIDED THAT:

(a) such delay or event has not been caused by any negligence of the BUILDER or its subcontractors and

(b) the BUILDER shall use all reasonable efforts to prevent or minimize any delay in the construction of the VESSEL resulting from such events (including but without limitation the obtaining of items from alternative sources and the introduction of overtime), the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time equal to the delay in the DELIVERY DATE so caused but which shall not exceed the total accumulated time of all such delays as specified in paragraph (3) hereof.

2.	NOTICE OF DELAYS

As soon as practicably possible but not later than ten (10) days after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, excluding delays due to arbitration, the BUILDER shall advise the BUYER in writing or by telex, cable or facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within five (5) days after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by telex, cable or facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. Failure of the BUYER to object to the BUILDER’s notification of any claim for extension of the date for delivery of the VESSEL within five (5) days after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non permissible delays, excluding delays due to (i) arbitration under Article XIV (ii) the BUYER defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’s supplies as stipulated in Article XIII aggregates two hundred and forty (240) days or more, then the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article III.1 hereof, the BUILDER may at any time after expiration of the accumulated time of the delay in delivery, either two hundred and forty (240) days in case of the delay in this Paragraph or one hundred and eighty (180) days in case of the delay in Article III.1 notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by telex, cable or facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within ten days after receipt of such demand, make and notify the BUILDER of such election. If the buyer elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a) Such future date shall become the contractual delivery date for the purposes of this CONTRACT (subject always to adjustment of the CONTRACT PRICE under Article III.1) and shall be subject to extension by reason of permissible delays as herein provided and

(b) If the VESSEL is not delivered by such revised contractual delivery date (as extended by reason of permissible delays) the BUYER shall have the same right of cancellation upon the same terms, as provided in the above and Article III.1.

If the BUYER shall not make an election within ten (10) days as provided hereabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

4.	DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays and are to be distinguished from non permissible unauthorized delays, on account of which the CONTRACT PRICE of the VESSEL, is subject to adjustment as provided in Article III hereof.

ARTICLE IX: WARRANTY OF QUALITY

1.	GUARANTEE OF MATERIAL AND WORKMANSHIP

The BUILDER, for the period of twelve (12) months from the date of delivery of the VESSEL to the BUYER, guarantees the VESSEL and all its parts, machinery and equipment thereof against all defects which are directly due to defective designs, materials, construction miscalculation and/or poor workmanship, provided such defects have not been caused by perils of the sea, rivers or navigations, or by normal wear and tear, overloading, improper loading or stowage, normal corrosion of the unprotected materials, fire, accident, incompetence, mismanagement, negligence or willful neglect or by alteration or addition by the BUYER not previously approved by the BUILDER.

To the extent that any warranty or guarantee provided by any sub-contractor or supplier is of wider scope or remains in effect after the expiry of the twelve (12) month period laid down in this paragraph, such warranty or guarantee shall, on such expiry, be assigned to the BUYER.

2.	NOTICE OF DEFECTS

The BUYER or its duly authorized representative will notify the BUILDER in writing or by telex, cable or facsimile promptly, but not later than twenty-one (21) days, after discovery of any defect for which a claim is to be made under this guarantee.

The BUYER’s written notice shall describe the nature of the defect and the extent of the damage caused thereby. The BUILDER will be under no obligation with respect to this guarantee in respect of any claim for its defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the BUILDER before the expiry date. However, cable or telex or facsimile advice received by the BUILDER within five (5) days after such expiry date that a claim is forthcoming will be sufficient compliance with the requirement as to time, provided that such cable or telex or facsimile advice shall include at least a brief description of the defect including the identity of the equipment and extent of damage, and that full particulars are given to the BUILDER not later than fifteen (15) days after the expiry date.

3.	REMEDY OF DEFECTS

(a) The BUILDER shall remedy, at its expense, any defects, against which VESSEL is guaranteed under this Article, by making all necessary and reasonably practicable repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

In such case, the VESSEL shall be taken at the BUYER’s cost and responsibility to the place selected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the BUYER’s getting and keeping the VESSEL ready for such repairing or replacing.

(b) However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed by the BUYER with the consent of the BUILDER which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials under the terms described in (c) hereinbelow, unless forwarding or supplying thereof under the terms described in (c) hereinbelow would impair or delay the operation or working schedule of the VESSEL. In the event that the BUYER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any shipyard or works other than the SHIPYARD, the BUYER shall first (but in all events as soon as reasonably possible) give the BUILDER notice in writing or by telex, cable or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and the extent of the defects complained of. The BUILDER shall, in such case, promptly advise the BUYER by telex, cable or facsimile, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the BUILDER’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the BUILDER shall compensate the BUYER an amount equal to the cost of making the same repairs or replacements at a major repair shipyard in Singapore.

(c) In the event that it is necessary for the BUILDER to forward a replacement, for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under terms of F.O.B. port of the country where they are to be purchased.

(d) The BUILDER reserves the option to retrieve, at the BUILDER’s cost, any of the replaced equipment/parts in case defects are remedied in accordance with the provisions in this Article.

(e) Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIV hereof.

4. EXTENT OF THE BUILDER’S LIABILITY

(a) After delivery of the VESSEL, the responsibility of the BUILDER in respect of and/or in connection with the VESSEL and/or this CONTRACT shall be limited to the extent expressly provided in this Article. Except as expressly provided, in no circumstances and on no ground whatsoever shall the BUILDER have any responsibility or liability whatsoever or howsoever arising in respect of or in connection with the VESSEL or this CONTRACT after the delivery of the VESSEL. Further, but without in any way limiting the generality of the foregoing, the BUILDER shall have no liability or responsibility whatsoever or howsoever arising for or in connection with any pecuniary loss or expense, any liability to any third party or any fine, compensation, penalty or other payment or sanction incurred by or imposed upon the BUYER or any other party whatsoever in relation to or in connection with this CONTRACT or the VESSEL.

(b) The BUILDER shall be under no obligation with respect to defects discovered after the expiration of the period of guarantee specified above.

(c) The BUILDER shall under no circumstances be liable for defects in the VESSEL or any other part of equipment thereof caused by perils of the sea, rivers or navigation, or normal wear and tear, or fire or accidents at sea or elsewhere or by mismanagement, accident, negligence, willful neglect, alteration or addition on the part of the BUYER, its employees or agents, (including the VESSEL’s officers, crew and passengers) not previously approved by the BUILDER. Likewise, the BUILDER shall not be liable for defects in the VESSEL or any part of equipment thereof that are due to repairs which were made by other than the BUILDER or in accordance with this Article.

(d) The liability of the BUILDER provided for in this Article shall be limited to defects directly caused by defective design, materials, construction miscalculation and/or poor workmanship as above provided. The BUILDER shall not be obliged to repair, nor be liable for, damage to the VESSEL or any part of the equipment thereof, caused other than by the defects of the nature specified above. The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by statute, common law, custom or otherwise on the part of the BUILDER by reason of the construction and sale of the VESSEL for and to the BUYER.

ARTICLE X: PAYMENT

1. CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2. TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows:

(a) First Installment

Five percent (5%) of the CONTRACT PRICE amounting to [                 ] shall be paid within three (3) business days after delivery to the BUYER of the Refund Guarantee as per Exhibit “A” issued by the Export Import Bank of Korea (hereinafter called the “KOEXIM”).

Under this CONTRACT, in counting the business days, only Saturdays and Sundays are excepted. When a due date falls an a day when banks are not open for business in Athens, Greece, London, United Kingdom, New York N.Y., U.S.A., such due date shall fall due upon the first business day next following.

(b) Second Installment

Five per cent (5%) of the CONTRACT PRICE amounting to [                 ] shall be paid six (6) months after signing of this CONTRACT.

(c) Third Installment

Ten per cent (10%) of the CONTRACT PRICE amounting to [                 ] shall be paid within three (3) business days of receipt by the BUYER of a telexed, cabled or facsimiled advice from the BUILDER confirmed by the CLASSIFICATION SOCIETY that the first block of the keel has been laid.

(d) Fourth Installment

Ten per cent (10%) of the CONTRACT PRICE amounting to [                 ] shall be paid within three (3) business days of receipt by the BUYER of a telexed, cabled or facsimiled advice from the BUILDER confirmed by the CLASSIFICATION SOCIETY that the VESSEL has been launched.

(e) Fifth Installment

Seventy per cent (70%) of the CONTRACT PRICE amounting to [                 ] plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER upon delivery of the VESSEL. (The date stipulated for payment of each of the five installments mentioned above is hereinafter in this Article and in Article XI referred to as the “DUE DATE” of that installment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIV hereof.

3. DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payments shall fall due hereunder, with the exception of the payment of the first and second installments, the BUILDER shall notify the BUYER by telex, cable or facsimile of the date such payment shall become due.

The BUYER shall promptly acknowledge receipt of such notification by telex, cable or facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER’s said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly telex, cable or facsimile to the BUYER a second notification of similar impart. The BUYER shall immediately acknowledge by telex, cable or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

If the BUYER’s deposit covering the fifth installment is withdrawn as provided in Article X.4(a)(ii), because delivery of the VESSEL has not taken place within seven (7) days following the scheduled delivery date, the BUILDER shall be obliged to give the BUYER not less than six (6) business days notice of the revised scheduled delivery date.

4. METHOD OF PAYMENT

(a) All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S.Dollars on or before the DUE DATE thereof by telegraphic transfer as follows:

(i) The payment of the first, second, third and fourth installments shall be made to the account (Account No.: 04-029-695) of KOEXIM with Bankers Trust Company, Church Street Station, New York, N.Y. 10015, U.S.A. (hereinafter called the “BTC”) in favour of the BUILDER.

(ii) The BUYER shall, not later than three (3) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, make a cash deposit with KOEXIM, of an amount covering the fifth installment, as adjusted, in the name of the BUYER, with irrevocable instructions that the amount so deposited (less interest accrued thereon, if any) shall be payable to the BUILDER against presentation by the BUILDER of a duplicate original copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER or if the VESSEL has not been delivered to the BUYER, for reasons attributable to the BUILDER within seven (7) days following the scheduled delivery date of the VESSEL, the BUYER may withdraw such sum and the BUILDER shall be compelled to nominate a revised scheduled Delivery Date. Interest accrued on such, if any, shall belong to the BUYER.

(b) Simultaneously with each of such payments or deposit, the BUYER shall advise the BUILDER of the details of the payments by telex, cable or facsimile and at the same time, the BUYER shall cause the BUYER’s remitting Bank to advise the KOEXIM of the details of such payments or deposit together with such irrevocable payment instructions by authenticated bank communication.

5. REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT, or if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, the BUILDER shall forthwith refund to the BUYER, in U.S.Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER’s account. The interest rate of the refund, as above provided, shall be ten per cent (10%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery installment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if the cancellation of this CONTRACT by the BUYER is based upon delays due to force majeure or other causes beyond the control of the BUILDER as provided for in Article VIII hereof, then in such event the interest rate of refund shall be reduced to eight per cent (8%) per annum.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use money.

If, the BUILDER is required to refund to the BUYER the installments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’s supplies as stipulated in Article XIII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those BUYER’s supplies incorporated into the VESSEL.

6. TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a) to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL or

(b) to refund to the BUYER the full amount of the total sutras paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article and the value of BUYER’s supplies delivered to the SHIPYARD, if any, together with interest thereon at the rate of ten per cent (10%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery installment(s) to the date of payment by the BUILDER to the BUYER of the refund.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7. DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other (other than any obligations of the BUYER in respect of facilities afforded to the BUYER’S REPRESENTATIVE, under his CONTRACT). Any and all refunds or payments due to the BUYER under this CONTRACT shall be effected by telegraphic transfer to the account specified by the BUYER.

8. REFUND GUARANTEE

The BUILDER shall as a condition precedent to payment by the BUYER of the first installment deliver to the BUYER an assignable letter of guarantee issued by the KOEXIM for the refund of the pre-delivery installments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 5 above in the form annexed hereto as Exhibit “A”. All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER.

9. PERFORMANCE GUARANTEE

Upon signing this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and unconditional Corporate Guarantee issued by [                 ], for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, payment of the CONTRACT PRICE and taking delivery of the VESSEL, in the form annexed hereto as Exhibit “B”.

ARTICLE XI: BUYER’S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a) If the first, second, third or fourth installment is not paid to the BUILDER within respective DUE DATE of such installments and the BUYER has not effected payment thereof together with interest thereon at the rate provided at Article XI.2(b) below from the DUE DATE to the date of payment within three (3) business days of being notified by the BUILDER of such non payment; or

(b) If the BUYER fails to make a cash deposit with the BUILDER’s bank as provided in Article X.4(a)(ii) hereof or if the fifth installment is not released to the BUILDER against presentation by the BUILDER of a duplicate original of the PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c) If the BUYER fails to take delivery of the VESSEL when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d) If the BUYER shall apply for or consent to the appointment of a receiver, trustee or liquidator, shall be adjudicated, insolvent, shall apply to the courts for protection from its creditors, file a voluntary petition in bankruptcy or take advantage of any insolvency law, or any action shall be taken by the BUYER having an effect similar to any of the foregoing or the equivalent thereof in any jurisdiction or the BUYER shall be unable to pay its debts as they fall due.

In case the BUYER is in default of any of its obligations under this CONTRACT the BUILDER is entitled to and shall have the following rights, powers and remedies in addition to such other rights, powers and remedies as the BUILDER may have in this CONTRACT or elsewhere.

2. EFFECT OF THE BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then:

(a) The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b) The BUYER shall pay to the BUILDER interest at the rate of ten per cent (10%) per annum in respect of the installment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such installment(s).

(c) If the BUYER is in default in payment of any of the installment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by telex, cable or facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by telex, cable or facsimile to the BUILDER that such notification has been received.

(d) If any of the BUYER’s default continues for a period of ten (10) days after the BUILDER’s notification to the BUYER of such default, the BUILDER may, as its option, rescind this CONTRACT by serving upon the BUYER a written notice or a telex, cable or facsimile notice of rescission confirmed in writing.

(e) In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER’s default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the installments already paid by the BUYER to the recovery of the BUILDER’s loss and damage including, but not being limited to, reasonable estimated profit due to the BUYER’s default and the cancellation of the CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL at a public or private sale on such terms and conditions as the BUILDER thinks fit. In such event the BUILDER shall use its reasonable efforts to obtain the best terms possible.

The proceeds received by the BUILDER from the sale shall be applied in addition to the installment(s) retained by the BUILDER as mentioned hereinabove as follows:

First, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at ten per cent (10%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER’s default.

Second, if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at ten per cent (10%) per annum from the respective DUE DATE of the installment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered, plus interest thereon at ten per cent (10%) per annum from the respective DUE DATE of the installment in default to the date of sale.

Third, the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with installment(s) retained by the BUILDER being insufficient to pay the BUILDER, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand.

ARTICLE XII: BUILDER’S DEFAULT

1. The BUILDER shall be deemed to be in default under this CONTRACT if the BUILDER, without reasonable excuse, intentionally delays in the commencement or progress of the construction of the VESSEL for a period of ninety (90) days or more and the BUILDER has not rectified the same within fourteen (14) days of being notified by the BUYER of such delay.

In such event, the BUYER may by notice in writing to the BUILDER terminate this CONTRACT and the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL and interest thereon at ten percent (10%) per annum on the amount to be refunded to the BUYER, computed from the respective date such sums were paid by the BUYER to the date of remittance of the refundable amount to the BUYER.

2. If the BUILDER duly contests such termination by the BUYER pursuant to Article XIV hereof, then, after the arbitration is decided in favour of the BUYER, the BUILDER shall promptly refund to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL.

In such event, the BUILDER shall pay the BUYER interest at the rate of ten per cent (10%) per annum on the amount to be refunded to the BUYER computed from the respective date such sums were paid by the BUYER to the date of remittance of the refundable amount to the BUYER.

3. If the BUILDER shall apply for or consent to the appointment of a receiver, trustee or liquidator, shall be adjudicated insolvent, shall apply to the Courts for protection from its creditors, file, a voluntary petition in bankruptcy or take advantage of any insolvency law, or any action shall be taken by the BUILDER having an effect similar to any of the foregoing or the equivalent thereof in any jurisdiction, the BUYER may by notice in writing to the BUILDER terminate this CONTRACT and require the BUILDER to refund, immediately, to the BUYER the full amount of all sums paid by the BUYER to the BUILDER on account of the VESSEL and interest thereon at ten percent (10%) per annum on the amount to be refunded to the BUYER computed from the respective date such sums were paid by the BUYER to the date of remittance of the refundable amount to the BUYER and immediately upon receipt of such notice the BUILDER shall refund such amount to the BUYER.

ARTICLE XIII: BUYER’S SUPPLIES

1. RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply the BUYER’s supplies (hereinafter called the “BUYER’S SUPPLIES”), if any, to the BUILDER at the SHIPYARD in good condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER’S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall cause the representative(s) of the makers of the BUYER’S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER’S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall affect the delivery of the VESSEL.

Commissioning into good order of the BUYER’S SUPPLIES during and after installation on board shall be made at the BUYER’s expense by the representative of the respective maker or the person designated by the BUYER in accordance with the BUILDER’s building schedule.

Should the BUYER fail to deliver to the BUILDER the BUYER’S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER’S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided however, that the BUILDER shall have:

(a) furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER’S SUPPLIES and

(b) given the BUYER written notice of any delay in delivery of the BUYER’S SUPPLIES and the necessary documents or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under the Paragraph.

Furthermore, if the delay in delivery of the BUYER’S SUPPLIES and the necessary documents or advice for such supplies should exceed ten (10) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2. RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER’S SUPPLIES which the BUILDER is required to install on board the VESSEL under the SPECIFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER’s expense.

However, the BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER’S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER’S SUPPLIES. If any of the BUYER’S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to willful default or negligence on its part, be responsible for such loss or damage.

ARTICLE XIV: ARBITRATION

1. RULES, REGULATIONS AND REQUIREMENTS OF CLASSIFICATION SOCIETY

In the event that any dispute shall arise during the construction of the VESSEL as to the conformity of any construction or material with CLASSIFICATION SOCIETY requirements, such dispute shall be submitted to the head office of the CLASSIFICATION SOCIETY whose decision as to whether or not such construction or material meets CLASIFICATION SOCIETY requirements shall be final.

2. TECHNICAL MATTERS

Any dispute or disagreement between the parties relating to any technical matter not governed by or relating to the rules and regulations of the CLASSIFICATION SOCIETY may be referred to an expert. The appointment of the expert to be mutually agreed between the parties however if they fail to do so within 7 days from the day that the relevant technical matter has been notified to the other party then the matter to be referred to the Head Office of the CLASSIFICATION SOCIETY, and they shall appoint the expert. Such expert shall give his opinion as an expert and not as an arbitrator and his opinion shall not be binding on the parties who shall be at liberty to refer the matter to the arbitration if they do not agree with such opinion.

3. DISPUTE UNDER ARBITRATION

Except as provided in Paragraphs 1 and 2 above, all disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this CONTRACT or interpretation thereof, or the breach thereof which the BUYER and the BUILDER have not been able to settle by mutual agreement shall be finally settled by arbitration in London, in accordance with English law. The Arbitration Tribunal shall be composed of three arbitrators, two of whom shall be appointed by the Parties (one by each party) and the third of whom shall be agreed and chosen by the two arbitrators chosen by the Parties pursuant to the provisions of this Paragraph. The third Arbitrator shall not be an Umpire.

(a) The following procedures for claiming arbitration shall apply:

(i) The Party wishing to submit a dispute to arbitration pursuant to this Article shall give written notice by registered mail to the other Party of the nature and scope of the claim and the full name, profession and address of the arbitrator appointed by it.

(ii) Within ten (10) days after having received such notice the other Party shall give written notice to the complaining Party of the full name profession and address of its arbitrator, or, if such notice not given within such period, the second arbitrator will be appointed on request by the President of the London Maritime Arbitrators Association 30/32, St Mary Axe, London EC3A 8ET.

(iii) If the two arbitrators thus appointed do not agree on the appointment of the third arbitrator, that person shall be appointed by the President of the London Maritime Arbitrators Association upon the request of either Party.

(b) Any decision of the Arbitration Tribunal shall be by majority. An award of such arbitration shall be final and binding upon both the Parties.

(c) The claimant in the arbitration to serve points of claim within fourteen (l4) days of the appointment of the Arbitration Tribunal.

(d) The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within fourteen (14) days thereafter.

(e) The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the Arbitration Tribunal.

(f) All arbitration proceedings shall be conducted in the English language.

(g) Judgement on any Award may be entered in any court of competent jurisdiction.

(h) In the event of the arbitration of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the BUYER of the VESSEL, the award by the Arbitration Tribunal shall include a finding as to whether the Delivery Date should, as a result of such dispute be altered thereby.

(i) The Arbitrators shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

ARTICLE XV: INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of launching of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SHIPYARD or built into, or installed in or upon the VESSEL, including the BUYER’S SUPPLIES delivered to the SHIPYARD, fully insured with first class insurance companies or underwriters in Korea under coverage corresponding to the London Institute Builder’s Risks Clause.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the BUILDER.

The policy referred to hereinabove shall be taken out in the name of BUILDER and all losses under such policy shall be payable to the BUILDER.

2. APPLICATION OF RECOVERED AMOUNT

(a) Partial Loss

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the CLASSIFICATION SOCIETY requirements, and the BUYER shall accept the VESSEL under this CONTRACT if completed and if it is upon delivery in all respects in accordance with this CONTRACT and SPECIFICATIONS.

(b) Total Loss

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the BUILDER shall, by the mutual agreement between the parties hereto, either

(i) Proceed in accordance with the terms of this CONTRACT, in which case the amount recovered under said insurance policy shall be applied to the reconstruction of the VESSEL’s damage, provided the parties hereto shall have first agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this CONTRACT including the CONTRACT PRICE as may be necessary for the completion of such reconstruction, or

(ii) Refund immediately to the BUYER the amount of all installments paid to the BUILDER under this CONTRACT together with interest at the rate of ten per cent (10%) from the date of receipt thereof to the date of such refund, whereupon this CONTRACT shall be deemed to be rescinded and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

3. TERMINATION OF BUILDER’S OBLIGATION TO INSURE

The BUILDER’s obligation to insure the VESSEL hereunder shall cease and terminate upon delivery thereof and acceptance by the BUYER.

ARTICLE XVI: SUCCESSORS AND ASSIGNS

The BUILDER agrees that prior to delivery of the VESSEL, this CONTRACT may be:

(i) assigned by way of security to a bank or financier providing finance to the BUYER in connection with the VESSEL, or

(ii) assigned to another company with the prior written approval of the BUILDER, such approval not to be unreasonably withheld or delayed

Provided that in the case of any such assignment or novation the payment obligations of the BUYER continue to be guaranteed by [             ] as provided in Article X.9. The BUILDER will in such case enter into such acknowledgements of assignment and/or novation agreements as the BUILDER may approve, such approval not to be unreasonably withheld or delayed.

In the event of any assignment or novation pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER’s obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

ARTICLE XVII: TAXES AND DUTIES

1. TAXES

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2. DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea upon materials or supplies which, under the terns of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

ARTICLE XVIII: PATENTS, TRADEMARKS AND COPYRIGHTS

1. PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks or trade names of the manufacturers. The BUILDER shall defend and save harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind, or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to components and/or equipment and/or design supplied by the BUYER.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2. RIGHTS TO THE SPECIFICATIONS, PLANS, ETC

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes thereof not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER excepting where it is necessary for usual operation, repair and maintenance chartering and sale of the VESSEL.

ARTICLE XIX: INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof shall be governed by the laws of England.

ARTICLE XX: NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT shall be written in English be delivered by hand, or sent by registered air mail, telex or facsimile and shall be deemed to be given when first received whether by registered mail, cable, telex or facsimile. They shall be addressed as follows, unless and until otherwise advised:-

To the BUILDER :	Hyndai Mipo Dockyard Co., Ltd.
#1381, Bangeo-Dong Dong-Ku, Ulsan, Korea

Attention: Mr. S. W. Kwon (Contract Administration Dep’t)

Facsimile: +82 (0)52 250 3060
Telephone: +82 (0)52 250 2051

To the BUYER :	[ ]

The said notices shall become effective upon receipt of the letter, telex or facsimile communication by the receiver thereof. Where a notice by facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the facsimile.

ARTICLE XXI: EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto.

If the Refund Guarantee is not issued by KOEXIM within three (3) months from the date hereof, then this CONTRACT shall be nullified without either party thereby incurring any liability to the other.

ARTICLE XXII: EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.